Exhibit 99.1

Optium Corporation 200 Precision Road Horsham, PA 19044 267-803-3800 www.optium.com

Contact:

Veronica Rosa
Investor & Media Relations
267-803-3801
vrosa@optium.com

Optium Welcomes Joseph Chinnici to Its Board of Directors

Horsham, PA, June 13, 2007 (Prime Newswire) - Optium Corporation (NASDAQ: OPTM), a leading supplier of high performance optical subsystems for the telecom and cable TV industries, today announced that Joseph R. Chinnici has joined Optium’s Board of Directors, effective immediately.

Mr. Chinnici, 52, has served as Chief Financial Officer of Ciena Corporation since 1997 after joining Ciena in 1994 as Controller.  Mr. Chinnici recently announced plans to retire from Ciena by the end of the calendar year.  Prior to joining Ciena, Mr. Chinnici served in key financial roles for Halston Borghese Inc., and Playtex Apparel, Inc. (now a division of Sara Lee Corporation).

Mr. Chinnici currently serves on the boards of directors for Brix Networks and Sourcefire, Inc.  He received his B.S. degree in accounting from Villanova University and an M.B.A. from Southern Illinois University.

As part of the appointment of Mr. Chinnici, the Optium Board of Directors voted to expand the number of directors constituting the full Board of Directors from seven to eight.  Mr. Chinnici will stand for election as a Class II Director at Optium’s Annual Meeting of Stockholders in 2008.

“Joe Chinnici will bring an extensive amount of financial and industry experience to the Optium board,” stated Eitan Gertel, Chairman and Chief Executive Officer of Optium.  “We welcome his insight and counsel as Optium continues its strong growth track in the optical communications market.”

About Optium Corporation

Optium is a leading designer and manufacturer of high-performance optical subsystems supporting core to the edge applications for use in telecommunications and cable TV network systems. Optium’s broad suite of optical transport solutions feature fixed and wavelength agile 10Gb/s and 40Gb/s transceivers and subsystems, 10Gb/s pluggable transceivers, CATV trunking and distribution subsystems and Optium’s next generation WSS ROADM product line. Quoted on the NASDAQ Global Market under the symbol “OPTM,” Optium is headquartered in Horsham, Pennsylvania and has offices in Sydney, Australia and Nes Ziona, Israel. For more information, visit http://www.optium.com.

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